Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The National Security Group, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of The National Security Group, Inc. of our report dated March 15, 2019 with respect to the consolidated balance sheets of The National Security Group, Inc. as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the consolidated financial statements), which report appears in the December 31, 2018 Annual Report on Form 10-K of The National Security Group, Inc. incorporated herein by reference. We also consent to the incorporation by reference in the registration statement on Form S-8 of The National Security Group, Inc. of our report dated May 14, 2019 with respect to the condensed consolidated balance sheet of The National Security Group, Inc. as of March 31, 2019, and the related condensed consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for the three-months ended March 31, 2019, and the related notes (collectively referred to as the consolidated financial statements), which report appears in the March 31, 2019 Form 10-Q of The National Security Group, Inc. incorporated herein by reference.

/s/ Warren Averett, LLC

Birmingham, Alabama
August 9, 2019